Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FARO TECHNOLOGIES, INC.

Pursuant to Sections 607.1006 and 607.1007 of the Florida Business Corporation Act (the “FBCA”), the undersigned president and chief executive officer of FARO TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby execute, certify and submit for filing with the Florida Department of State these Second Amended and Restated Articles of Incorporation as follows:

1.

These Second Amended and Restated Articles of Incorporation amend, restate, and supersede in their entirety any and all prior Articles of Incorporation, as amended, and any other Articles of Amendment filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof, including the current Amended and Restated Articles of Incorporation of the Corporation filed with the State of Florida on September 12, 1997 (the “Current Articles”).

2.

These Second Amended and Restated Articles of Incorporation have been approved by the Board of Directors and the shareholders of the Corporation in connection with the merger of the Company and AMETEK TP, Inc., a Delaware corporation, pursuant to a plan of merger under Section 607.1101 of the FBCA in the manner and by the vote required by the FBCA and the Current Articles. The number of votes cast by the shareholders was sufficient for approval.

ARTICLE I

NAME

The name of the corporation is FARO TECHNOLOGIES, INC. (the “Corporation”).

ARTICLE II

PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 125 Technology Park, Lake Mary, Florida 32746.

ARTICLE III

PURPOSES

The Corporation may engage in any lawful act or activity for which corporations may be organized under the FBCA.

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.001 per share.

ARTICLE V

REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is 1200 South Pine Island Road, Plantation, Florida 33324. The name of the Corporation’s registered agent at that office is CT Corporation System.

ARTICLE VI

LIMITATION OF LIABILITY

To the fullest extent permitted under the FBCA and other applicable law, no director of the Corporation shall be personally liable to the Corporation or any of its shareholders or any other person for monetary damages for or relating to any statement, vote, decision or failure to act, regarding corporate management or policy or any other matter relating to the Corporation, by a director, unless the breach or failure to perform his or her duties as a director satisfies the standards set forth in Section 607.0831(1) of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended. To the fullest extent permitted under the FBCA and other applicable law, a director of the Corporation shall not be or held liable for any action taken as a director, or any failure to take action, if he or she performed the duties of his or her office in compliance with Section 607.0830 of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended. If the FBCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the FBCA, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted or required by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the Corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the FBCA, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the Corporation would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the Corporation and any director who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including, without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, without limitation, attorneys-at-law, accountants, and financial consultants). For purposes of this Article, the term “Executive Officers” includes those individuals who are or who were at any time “executive officers” of the Corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article VII and not otherwise defined herein have the meaning set forth in Section 607.0850 of the FBCA. The provisions of this Article VII are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article VII shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

ARTICLE VIII

BYLAW AMENDMENT

In furtherance, and not in limitation of, the powers conferred by the laws of the State of Florida, each of the Board of Directors and the shareholders is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any respect not inconsistent with the laws of the State of Florida or with these Second Amended and Restated Articles of Incorporation. The shareholders of the Corporation may amend or adopt a bylaw that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

ARTICLE IX

KEEPING OF BOOKS

The books of the Corporation may be kept at such place within or without the State of Florida as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE X

DIRECTORS

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Corporation’s Amended and Restated Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Second Amended and Restated Articles of Incorporation as of the 21st day of July, 2025.

FARO TECHNOLOGIES, INC.

By:	/s/ Peter Lau
Name: Peter Lau
Title: President and Chief Executive Officer

[Signature page to Second Amended and Restated Articles of Incorporation]